     EXHIBIT 99.1

Consolidated Water Co. Ltd. Completes Public Offering

Underwriters Exercise
Over-Allotment Option for Additional 192,150 Shares

GEORGE TOWN, Cayman Islands, B.W.I., (August 4, 2003) — Consolidated Water Co. Ltd. (the “Company”) (Nasdaq: CWCO), which is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or non-existent, today announced the completion of its recent secondary stock offering.

On July 1, 2003, the Company announced the issuance, at a price of $14.75 per share, of 1,200,000 ordinary shares by the Company and 567,662 ordinary shares by a shareholder. Today, the Company announced that the underwriters of the offering – Janney Montgomery Scott LLC and Wells Fargo Securities, LLC – have exercised an option to purchase an additional 192,150 ordinary shares to cover over-allotments.

“We are gratified by the confidence, expressed by both our underwriters and the market, that is demonstrated by the exercise of this option to cover over-allotments,” stated Jeffrey M. Parker, Chairman and Chief Executive Officer of Consolidated Water Co. Ltd. “The Company is nearing the completion of its recent acquisitions and their financing and is now well-positioned to pursue further opportunities for the development of its businesses, particularly in the Caribbean Basin and Central America.”

Consolidated Water Co. Ltd. currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The ordinary shares of Consolidated Water Co. Ltd. are traded on the Nasdaq National Market under the symbol “CWCO”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the Company’s ability to successfully secure contracts for water projects in other countries, the Company’s ability to develop and operate such projects profitably, the Company’s ability to manage growth, general economic conditions, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward- looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at
fmctaggart@cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com